Prospectus Supplement No. 6 (to Prospectus dated January 2, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-292387

BENEFICIENT

71,017,840 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated January 2, 2026, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-292387) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $7,360 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On April 6, 2026, the last reported sales price of the Class A common stock was $3.82 per share, and the last reported sales price of our Warrants was $0.0103 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 6, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2026

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described below under Item 5.07 of this Current Report on Form 8-K (“Current Report”), on March 27, 2026, at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Beneficient (the “Company”), stockholders approved an amendment to the Beneficient 2023 Long Term Incentive Plan to increase the number of shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”), reserved for issuance pursuant to awards (the “LTIP Amendment”). As a result, the LTIP Amendment became effective on March 27, 2026. A description of the material terms of the LTIP Amendment is included under the heading “Proposal 3: Approval of Amendment to the Beneficient 2023 Long Term Incentive Plan” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 13, 2026 (the “Proxy Statement”), which is incorporated by reference herein. Such description is qualified in its entirety by reference to the full text of the LTIP Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On March 27, 2026, the Company held its Annual Meeting. A total of 13,261,279 shares of the Company’s Class A Common Stock and 2,066 shares of the Company’s Class B common stock, $0.001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) were present in person or represented by proxy at the Annual Meeting, representing approximately 91.7% of the Company’s total voting power as of the February 13, 2026 record date. The following are the voting results for the proposals considered and voted upon at the Annual Meeting, each of which was described in the Proxy Statement.

Proposal 1: To elect three Class A directors to serve until the Company’s 2027 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal 1”).

Class A Director Nominees	Votes Cast For	Votes Withheld
Peter T. Cangany	12,918,933	363,006
Patrick J. Donegan	13,110,913	171,026
Karen J. Wendel	13,111,162	170,777

Proposal 2: To ratify the appointment of Weaver and Tidwell, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026 (“Proposal 2”).

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
13,280,642	1,286	11	-

Proposal 3: To approve the LTIP Amendment to increase the number of shares of Class A Common Stock reserved for issuance pursuant to awards (“Proposal 3”).

Votes Cast For	Votes Cast Against	Abstentions
12,904,161	377,771	7

Based on the foregoing votes, each of the Class A director nominees named in Proposal 1 was reelected, and each of Proposal 2 and Proposal 3 was approved. No other matters were submitted to or voted on by the Company’s stockholders at the Annual Meeting.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	First Amendment to the Beneficient 2023 Long Term Incentive Plan.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	March 30, 2026

Exhibit 10.1

FIRST AMENDMENT TO THE BENEFICIENT 2023 LONG-TERM INCENTIVE PLAN

This FIRST Amendment to the BENEFICIENT 2023 LONG-TERM INCENTIVE PLAN (this “Amendment”), effective as of March 27, 2026, is made and entered into by Beneficient, a Nevada corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Beneficient 2023 Long-Term Incentive Plan (the “Plan”).

RECITALS

Whereas, pursuant to Article 9 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time, subject to approval of the Company’s stockholders in accordance with Article 9 of the Plan;

Whereas, the Board desires to amend the Plan to (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan, as set forth in Article 5 of the Plan, by an additional 1,000,000 shares of Common Stock, for an aggregate maximum total of 1,000,000 plus 15% of the total number of shares outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its subsidiaries, and (ii) provide for the automatic adjustment, on the first trading date of each calendar quarter, of the number of shares of Common Stock remaining for grant under the Plan by the amount necessary such that the total number of shares of Common Stock that may be issued under the Plan equals the lesser of (x) 200,000,000 shares of Common Stock (after giving effect to any stock splits occurring prior to January 1, 2026), and (y) 1,000,000 plus 15% of the total number of shares of Common Stock outstanding; and

Whereas, the Board intends to submit this Amendment to the Company’s stockholders for their approval.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 1,000,000 shares of Common Stock plus fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Effective Date (the “Authorized Shares”), of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of Authorized Shares for grant under the Plan shall be increased by the amount necessary so that the total number of shares of Common Stock that may be issued under the Plan shall equal the lesser of (i) 200,000,000 shares of Common Stock (after giving effect to any stock splits occurring prior to January 1, 2026), and (ii) 1,000,000 shares of Common Stock plus fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Adjustment Date; provided, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments permitted in Articles 11 and 12 below. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2. This Amendment shall be effective on the date first set forth above. In the event stockholder approval of this Amendment is not obtained within twelve (12) months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options.

3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Remainder of the Page Intentionally Left Blank;
Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

BENEFICIENT

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	General Counsel